Exhibit 99.5

Janel Corporation to Launch a Cash Tender Offer to Acquire a 45% Interest in Rubicon Technology, Inc. at $20 Per Share

Immediately Following the Tender Offer Rubicon will distribute cash of $11 per share to its Stockholders

BENSENVILLE, IL., July 5, 2022 (GLOBE NEWSWIRE) – Rubicon Technology, Inc. (Nasdaq:RBCN) (“Rubicon” or the “Company”) announced today that it has entered into a definitive Stock Purchase and Sale Agreement (the “Sale Agreement”) with Janel Corporation (Other OTC:JANL) (“Janel”), pursuant to which Janel will commence a cash tender offer to purchase up to 45% of the outstanding shares of Rubicon’s common stock on a fully-diluted basis at a price of $20.00 per share. The offer price represents approximately 120% premium to the Company’s closing stock price on the NASDAQ of $9.10 on July 1, 2022. The Sale Agreement and the transactions contemplated thereby have been unanimously approved by the board of directors of both companies. Janel’s obligation to complete the tender offer, among other things, is subject to the receipt of at least 35% of the outstanding shares of Rubicon’s common stock on a fully-diluted basis.

Upon completion of the tender offer, Rubicon will distribute cash in the amount of $11.00 per share (the “Distribution”) to the Company’s stockholders. Upon closing of the tender offer, two of Rubicon’s current directors will resign and Janel will have the right to select two individuals to fill the vacancies created by the resignations.  As soon as practicable subsequent to the tender closing and the Distribution, Rubicon intends to commence the process to voluntarily delist from the Nasdaq Stock Market and deregister its securities with the Securities and Exchange Commission.

Bandera Partners LLC, Sententia Capital Management LLC, Poplar Point Capital Management LLC and Aldebaran Capital, LLC, the Company’s four largest stockholders, have entered into agreements with Janel respectively committing to tender all of their Rubicon common stock on the same terms as all of Rubicon’s other stockholders.

“After careful and thorough analysis, together with the advice of our advisors, the Board has endorsed this transaction as being in the best interest of Rubicon’s stockholders,” said Timothy E. Brog, the Company’s Chief Executive Officer. “We are pleased that the combined tender offer and subsequent distribution of cash to our stockholders will provide stockholders a significant premium to the current market price, while also enabling investors to retain equity in the Company and participate in its future direction.”

It is anticipated that the tender offer will commence within the next 10 business days, with the closing anticipated to be approximately 30 days thereafter. The closing of the tender offer is subject to customary conditions, as well as the 35% minimum condition. The tender offer is not subject to a financing contingency.

About Rubicon Technology, Inc.

Rubicon Technology Worldwide LLC, a wholly owned subsidiary of Rubicon Technology, Inc., is an advance materials provider specializing in monocrystalline sapphire products for optical systems and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication, enabling the Company to supply custom sapphire products with superior quality and precision. The Company is ISO 9001 certified and ITAR registered. More information is available at Rubicon Technology, Inc.’s website: www.rubicontechnology.com.

About Janel Corporation

Janel Corporation is a holding company with subsidiaries in three business segments: Logistics, Life Sciences and Manufacturing. Janel strives to create shareholder value primarily through three strategic priorities: supporting its businesses’ efforts to make investments and to build long-term profits; allocating its capital at high risk-adjusted rates of return; and attracting and retaining exceptional talent. Our acquisition strategy focuses on reasonably-priced companies with strong and capable management teams, attractive existing business economics and stable and predictable earnings power. More information is available at Janel Corporation’s website: www.janelcorp.com.
Important information about the tender offer

This announcement and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of Rubicon Technology, Inc. The tender offer described herein has not yet been commenced. At the time the tender offer is commenced, Janel Corporation intends to file a tender offer statement on a Schedule TO containing an offer to purchase, a letter of transmittal and other related documents with the Securities and Exchange Commission. At the time the tender offer is commenced, Rubicon Technology, Inc., intends to file with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9. Such documents will be mailed to stockholders of record and will also be made available for distribution to beneficial owners of common stock of Rubicon Technology, Inc. The solicitation of offers to buy common stock of Rubicon Technology, Inc. will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. Stockholders are advised to read the offer to purchase and the letter of transmittal, the solicitation/recommendation statement, and all related documents, if and when such documents are filed and become available, and as they may be amended from time to time, as they will contain important information about the tender offer and proposed transaction. Stockholders can obtain these documents when they are filed and become available free of charge from the Securities and Exchange Commission’s website at www.sec.gov, or from the information agent Janel Corporation selects. In addition, copies of the solicitation/recommendation statement and other filings containing information about Rubicon Technology, Inc., the tender offer and the transactions contemplated by the Sale Agreement may be obtained, if and when available, without charge, by directing a request to Rubicon Technology, Inc. Attention: Chief Executive Officer, at 900 East Green Street, Bensenville, IL 60106 or on Rubicon Technology, Inc.’s corporate website at www.rubicontechnology.com, or by contacting Janel Corporation, 80 Eighth Avenue, New York, New York 10011 or (212) 373-5895.

Forward-looking statements

Certain statements made in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “intend” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include the ability of Rubicon Technology, Inc. and Janel Corporation to complete the transactions contemplated by the Sale Agreement, including the parties’ ability to satisfy the conditions set forth in the Sale Agreement and the possibility of any termination of the Sale Agreement, and other statements regarding the timing and the closing of the tender offer and transactions contemplated by the Sale Agreement. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from Rubicon Technology, Inc.’s or Janel Corporation’s expectations and projections. Risks and uncertainties include, among other things, uncertainties as to the timing of the tender offer and the transactions contemplated by the Sales Agreement; uncertainties as to how many of Rubicon Technology, Inc.’s stockholders will tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and the transactions contemplated by the Sale Agreement may not be satisfied or waived, including that there is a material adverse change to Rubicon Technology; other business effects, including effects of industry, economic or political conditions outside the company’s control; as well as other cautionary statements contained in Rubicon Technology, Inc.’s periodic reports filed with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended December 31, 2021, as well as in Janel Corporation’s periodic reports filed with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended September 30, 2021. Neither Rubicon Technology, Inc. nor Janel Corporation undertake to update the disclosures made herein, and you are urged to read their respective filings with the Securities and Exchange Commission.